                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                Amendment No. 1


                           Neuromedical Systems, Inc.
                    ---------------------------------------
                                (Name of Issuer)



                   Common Stock (par value $0.0001 per share)
                    ---------------------------------------
                         (Title of Class of Securities)


                                   64124H109
                    ---------------------------------------
                                 (CUSIP Number)



                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000
                    ---------------------------------------
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                  July 2, 1996
                    ---------------------------------------
            (Date of Event which requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box: ______

Check the following box if a fee is being paid with this statement: ______



                              Page 1 of 14 pages

- -----------------------
CUSIP NO.
64124H109

- --------------------------------------------------------------------------------
1.  Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     Goldman, Sachs & Co.
- --------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
                                                (a) X
                                                   ----
                                                (b) _____
- --------------------------------------------------------------------------------
3.  SEC Use Only

- --------------------------------------------------------------------------------
4.  Source of Funds

          WC
- --------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                        ----------
- --------------------------------------------------------------------------------
6.  Citizenship or place of Organization

          New York
- --------------------------------------------------------------------------------
Number of       7  Sole Voting Power
Shares
Beneficially            -0-
                ------------------------
Owned By        8  Shared Voting Power
Each
Reporting               8,157,188
                ------------------------
Person With     9  Sole Dispositive Power

                        -0-
                ------------------------
               10  Shared Dispositive Power

                         8,157,188
                ------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     8,157,188
- -----------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                                        _______

- -----------------------------------------------------------------------
13.  Percent of Class Representing by Amount in Row (11)

       27.7%
- -----------------------------------------------------------------------
14.  Type of Reporting Person

              BD-PN-IA
- -----------------------------------------------------------------------



                              Page 2 of 14 pages

- -----------------------
CUSIP NO.
64124H109

- --------------------------------------------------------------------------------
1.  Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     The Goldman Sachs Group, L.P.
- --------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
                                                        (a) X
                                                            ----
                                                        (b) _____
- --------------------------------------------------------------------------------
3.  SEC Use Only

- -------------------------------------------------------------------------------
4.  Source of Funds

                       WC
- -------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)

                                                        -----------
- --------------------------------------------------------------------------------
6.  Citizenship or place of Organization

           Delaware
- -------------------------------------------------------------------------------
Number of       7  Sole Voting Power
Shares
Beneficially           125,000
                ---------------------------
Owned By        8  Shared Voting Power
Each
Reporting            8,157,188
                ---------------------------
Person With     9  Sole Dispositive Power

                       125,000
                ---------------------------
               10  Shared Dispositive Power

                     8,157,188
                ---------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     8,282,188
- -------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                                        _______

- -------------------------------------------------------------------------------
13.  Percent of Class Representing by Amount in Row (11)

       28.2%
- -------------------------------------------------------------------------------
14.  Type of Reporting Person

              HC-PN
- -------------------------------------------------------------------------------



                              Page 3 of 14 pages

____________
CUSIP NO.
64124H109
- ---------

- --------------------------------------------------------------------------------
1.  Name of Reporting Person
     S.S. or  I.R.S. Identification No. of  Above Person

     GS Advisors, L.P.
- --------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group
                                                                (a) X
                                                                    ----
                                                                (b) _____
- --------------------------------------------------------------------------------
3.  SEC Use Only

- -------------------------------------------------------------------------------
4.  Source of Funds

                       WC
- -------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                                -----------

- --------------------------------------------------------------------------------
6.  Citizenship or place of Organization

Delaware
- -------------------------------------------------------------------------------
Number of       7  Sole Voting Power
Shares
Beneficially            -0-
                -----------------------------
Owned By        8  Shared Voting Power
Each
Reporting             5,382,629
                -----------------------------
Person With     9  Sole Dispositive Power

                         -0-
                -----------------------------
               10  Shared Dispositive Power

                      5,382,629
                -----------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

                      5,382,629
                -----------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                                _______
- ----------------------------------------------------------------------------
13.  Percent of Class Representing by Amount in Row (11)

       18.3%
- ----------------------------------------------------------------------------
14.  Type of Reporting Person

              PN
- ----------------------------------------------------------------------------



                              Page 4 of 14 pages

- -------------
CUSIP NO.
64124H109
- -------------

- --------------------------------------------------------------------------------
1.  Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     GS Capital Partners, L.P.
- --------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group

                                                        (a) X
                                                            ----
                                                        (b) _____
- --------------------------------------------------------------------------------
3.  SEC Use Only

- --------------------------------------------------------------------------------
4.  Source of Funds

                       WC
- --------------------------------------------------------------------------------
5.  Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(d) or 2(e)
                                                                      ---------
- --------------------------------------------------------------------------------
6.  Citizenship or place of Organization

Delaware
- --------------------------------------------------------------------------------
Number of       7  Sole Voting Power
Shares
Beneficially           -0-
- --------------------------------------------------------------------------------
Owned By        8  Shared Voting Power
Each
Reporting            5,382,629
- --------------------------------------------------------------------------------
Person With     9  Sole Dispositive Power
                       -0-
- --------------------------------------------------------------------------------
               10  Shared Dispositive Power

                     5,382,629
- --------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

                     5,382,629
- --------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
                                                                      _________

- --------------------------------------------------------------------------------
13.  Percent of Class Representing by Amount in Row (11)

       18.3%
- --------------------------------------------------------------------------------
14.  Type of Reporting Person

         PN
- --------------------------------------------------------------------------------


                              Page 5 of 14 pages

                               AMENDMENT NO. 1 TO
                                  SCHEDULE 13D
                        RELATING TO THE COMMON STOCK OF
                           NEUROMEDICAL SYSTEMS, INC.


     GS Capital Partners, L.P. ("GS Capital"), GS Advisors, L.P. ("GS Advisors, L.P."), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group" and, together with GS Capital, GS Advisors, L.P. and Goldman Sachs, the "Filing Persons")/1/ hereby amend the statement on Schedule 13D (the "Schedule 13D"), dated June 28, 1996, filed with respect to the common stock, par value $.0001 per share (the "Common Stock") of Neuromedical Systems, Inc., a Delaware corporation (the "Company"). Unless otherwise indicated, all capitalized terms not otherwise defined herein shall have the same meanings as those set forth in the Schedule 13D.









- ---------------------------
/1/Neither the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934.









                               Page 6 of 14 pages

Item 2 is hereby amended as follows:

Item 2.  Identity and Background
         -----------------------

     In addition, as of July 2, 1996, Goldman Sachs and GS Group may be deemed to beneficially own 15,077 shares of Common Stock obtained in the ordinary course of business in Goldman Sachs' capacity as a market maker in the Common Stock and may be deemed to beneficially own 1,408,825 shares of Common Stock currently held in client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both ("Managed Accounts").

Item 3 is hereby amended as follows:

Item 3.  Source and Amount of Funds or Other Consideration
         -------------------------------------------------

     As of July 2, 1996, Goldman Sachs owned 15,077 shares of Common Stock (the "Market Maker Shares") which it acquired in the ordinary course of business in market making activities. In addition, an aggregate of 1,408,825 shares of Common Stock were held in Managed Accounts.

Item 5 is hereby amended as follows:

Item 5.  Interest in Securities of the Issuer
         ------------------------------------

     (a) As described in Item 3, the Limited Partnerships presently beneficially own 6,640,958 shares of Common Stock and UPOs exercisable into 87,329 shares of Common Stock. GS Group, Goldman Sachs and GS Advisors may for purposes of this Statement be deemed to beneficially own all of such shares of Common Stock.

     As described in Item 3, Goldman Sachs presently beneficially owns the 15,077 Market Maker Shares, 1,408,825 shares of Common Stock held in the Managed Accounts and the Directors Options presently exercisable into 5,000 shares of Common Stock.

     As described in Item 3, GS Group beneficially owns 125,000 Brokerage Shares and the Directors Options presently exercisable into 5,000 shares of Common Stock and may for purposes of this Statement be deemed to beneficially own the 15,077 Market Maker Shares and the 1,408,825 shares of Common Stock held in the Managed Accounts.

     As a result, as of July 2, 1996: (i) GS Group beneficially owned approximately 0.4% and may for purposes of this Statement be deemed to own 28.2%; (ii) Goldman Sachs owned approximately .05% and may for purposes of this Statement be deemed to own 27.7%; (iii) GS Capital beneficially owned approximately 18.3%; and (iv) the Other Limited Partnerships beneficially owned in the aggregate approximately 4.6%, in each case, of the outstanding shares of Common Stock.

     None of the Filing Persons, and to the knowledge of each of the Filing Persons, none of the Other Limited Partnerships beneficially owns any shares of Common Stock as of July 2, 1996 other than as set forth herein.

                               Page 7 of 14 pages

     (c) Schedule IV sets forth transactions in the Common Stock that were effected during the period of July 1, 1996 to July 2, 1996. The transactions in the Common Stock were effected in the over-the-counter-market. The aggregate consideration for the purchases listed on Schedule IV was $11,176,903.

     Except as set forth on Schedule IV, no transactions in the Common Stock were effected by Filing Persons, or, to the knowledge of any of the Filing Persons, any of the Other Limited Partnerships or any of the persons listed on Schedules I, II-A or II-B hereto, during the period of July 1, 1996 to July 2, 1996.



                               Page 8 of 14 pages

                                   SIGNATURE
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth is true, complete and correct.

Dated:  July 24, 1996



                                    GOLDMAN, SACHS & CO.

                                    By:/s/ Richard A. Friedman
                                       ------------------------------
                                    Name:   Richard A. Friedman
                                    Title:  General Partner


                                    THE GOLDMAN SACHS GROUP, L.P.

                                    By: /s/ Richard A. Friedman
                                       ------------------------------
                                    Name:   Richard A. Friedman
                                    Title:  General Partner


                                    GS ADVISORS, L.P.
                                    By: GS Advisors, Inc., its general partner

                                    By: /s/ Richard A. Friedman
                                       ------------------------------
                                    Name:   Richard A. Friedman
                                    Title:  President


                                    GS CAPITAL PARTNERS, L.P.
                                    By: GS Advisors, L.P., its general partner
                                    By: GS Advisors, Inc., its general partner

                                    By: /s/ Richard A. Friedman
                                       ------------------------------
                                    Name:   Richard A. Friedman
                                    Title:  President



                               Page 9 of 14 pages

                                  Schedule IV



Cusip        Security                    Reference Number   Purchases      Sales   Price    Trade Date         SettlDate
- ------------------------------------------------------------------------------------------------------------------------
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-140470-12           3,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0701-140431-12                       500  14 7/8      1-Jul-96          5-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-260747-12                     1,000  14 1/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-260748-12                     1,000  14 1/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-260749-12                     2,000  14 1/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-260750-12                     1,000  14 1/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-260751-12                     1,000  14 1/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-260752-12                     1,500  14 1/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0701-260617-12          10,000            15 1/8      1-Jul-96          5-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280514-12           8,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280511-12           4,500            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280500-12           6,500            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280502-12           2,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280534-12           5,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280533-12           4,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280503-12           6,500            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280501-12           2,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280529-12           5,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280517-12          30,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280522-12           7,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280513-12           8,500            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280485-12           2,500            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280508-12           3,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280531-12           3,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280506-12           3,500            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280523-12           5,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280527-12           2,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280532-12           5,500            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280478-12           5,500            14 1/2      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280499-12           4,000             14.56      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280536-12          25,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280484-12           1,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280504-12           6,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280486-12           3,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280519-12           6,000            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280505-12          17,500            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280518-12          22,500            14 5/8      2-Jul-96          8-Jul-96
64124H-10-9  NEUROMEDICAL SYSTEMS INC.   0702-280520-12          11,500            14 5/8      2-Jul-96          8-Jul-96


                              Page 10 of 14 pages

                                  Schedule IV



Cusip        Security                    Reference Number   Purchases Sales   Price       Trade Date         SettlDate
- ------------------------------------------------------------------------------------------------------------------------
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280507-12      6,500             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280521-12      8,000             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280509-12      3,000             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280510-12      4,500             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280524-12      4,000             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280512-12      4,500             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280480-12      5,500             14 1/2           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280481-12      3,500             14 1/2           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280530-12      3,500             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280525-12      4,000             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280526-12      9,500             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280515-12      6,500             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280479-12     17,500             14 1/2           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280516-12      3,500             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280535-12      5,000             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-280528-12      4,500             14 5/8           2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-020015-12                  200       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-020038-12                   25       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-020363-12                2,500       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-020608-12                1,000       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-021856-12                5,000       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-021857-12                1,000       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-021903-12                1,060       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-021918-12                5,000       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-022389-12               30,000       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-022458-12                2,000       15           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-140431-13        500             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-260617-13               10,000   15 1/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-270965-13      6,500             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-270966-13        900             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-270967-13      1,700             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-270968-13        300             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-270969-13        200             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-270970-13      7,200             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-270971-13      2,800             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-270972-13      4,300             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-270973-13      1,100             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0701-280406-13        500             14 7/8           1-Jul-96       5-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.  0702-020357-12                  100   15 1/8           2-Jul-96       8-Jul-96


                              Page 11 of 14 pages

                                  Schedule IV



Cusip        Security                    Reference Number   Purchases Sales   Price       Trade Date         SettlDate
- ------------------------------------------------------------------------------------------------------------------------
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-021718-12                   1,000        14 3/4        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-021806-12                   4,000        14 3/4        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-022646-12                   5,000        14 5/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-022652-12       2,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-022771-12         200                    14 1/4        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-023813-12                   5,000        14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-023897-12       5,000                    14 1/4        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-023906-12                   5,000        14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-023987-12         500                    14 1/4        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-024011-12                   2,500        14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-112624-13                 100,000        14 1/2        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-140470-13                   3,000        14 5/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-140551-13                   1,000        14 5/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-140552-13                   1,000        14 5/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-140553-13                   3,000        14 5/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206130-13       5,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206131-13       5,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206132-13      35,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206133-13      10,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206134-13      27,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206135-13      35,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206136-13      10,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206137-13      20,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206138-13      30,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206139-13      10,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-206140-13      18,000                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-260678-13       1,000                    14 1/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-260747-13       1,000                    14 1/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-260748-13       1,000                    14 1/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-260749-13       2,000                    14 1/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-260750-13       1,000                    14 1/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-260751-13       1,000                    14 1/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-260752-13       1,500                    14 1/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-260766-13       1,000                    14 1/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-260767-13       1,000                    14 1/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-270623-13                   5,000        14 5/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-270626-13                   2,500        14 1/2        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-271114-13      51,800                    14 3/8        2-Jul-96     8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.    0702-271115-13       7,100                    14 3/8        2-Jul-96     8-Jul-96




                              Page 12 of 14 pages

                                  Schedule IV



Cusip        Security                    Reference Number  Purchases    Sales         Price       Trade Date         SettlDate
- -------------------------------------------------------------------------------------------------------------------------------
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-271116-13     13,600                     14 3/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-271117-13      2,300                     14 3/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-271118-13      1,900                     14 3/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-271119-13     57,200                     14 3/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-271120-13     22,500                     14 3/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-271121-13     34,400                     14 3/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-271122-13      9,200                     14 3/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280484-13                    1,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280485-13                    2,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280486-13                    3,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280487-13                    2,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280488-13                    2,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280489-13                    1,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280490-13                    1,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280491-13                   10,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280499-13                    4,000        14.56        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280500-13                    6,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280501-13                    2,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280502-13                    2,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280503-13                    6,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280504-13                    6,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280505-13                   17,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280506-13                    3,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280507-13                    6,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280508-13                    3,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280509-13                    3,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280510-13                    4,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280511-13                    4,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280512-13                    4,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280513-13                    8,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280514-13                    8,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280515-13                    6,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280516-13                    3,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280517-13                   30,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280518-13                   22,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280519-13                    6,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280520-13                   11,500       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280521-13                    8,000       14 5/8        2-Jul-96       8-Jul-96
64124H-10-9   NEUROMEDICAL SYSTEMS INC.   0702-280522-13                    7,000       14 5/8        2-Jul-96       8-Jul-96


                              Page 13 of 14 pages

                                  Schedule IV



Cusip               Security                   Reference Number Purchases    Sales         Price    Trade Date SettlDate
- -------------------------------------------------------------------------------------------------------------------------------
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280523-13       5,000     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280524-13       4,000     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280525-13       4,000     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280526-13       9,500     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280527-13       2,000     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280528-13       4,500     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280529-13       5,000     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280530-13       3,500     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280531-13       3,000     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280532-13       5,500     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280533-13       4,000     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280534-13       5,000     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280535-13       5,000     14 5/8        2-Jul-96            8-Jul-96
64124H-10-9       NEUROMEDICAL SYSTEMS INC.     0702-280536-13      25,000     14 5/8        2-Jul-96            8-Jul-96



                              Page 14 of 14 pages